Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

Checkers Drive-In Restaurants, Inc.

Reports Settlement of Mittman Claims

TAMPA, FL – December 21, 2004 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the nation’s largest double drive-thru chain, today announced it has settled claims in Jonathan Mittman, et al. v. Rally’s Hamburgers, Inc., et al. (CA# 3:94CV-39-S) and plaintiff’s appeal of the summary judgment (in the Company’s favor) has been dismissed.

Keith Sirois, President and C.E.O. of Checkers Drive-In Restaurants, Inc. commented: “We are very pleased that this matter is finally behind us. In concluding this matter now, the Company was not required to pay any money, and in fact will now recoup this year approximately $2 million in legal fees expended over the past decade.”

About Checkers Drive-In Restaurants, Inc.

Checkers is headquartered in Tampa, Florida. For more information about the Company, please visit the Company’s website at www.checkers.com.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events, and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 682-8211	(412) 562-1186